Exhibit 10.7

Ellipse Technologies, Inc.	13844 Alton Parkway, Suite 130, Irvine, CA 92618 949.837.3600 TEL 949.837.3664 FAX

October 4, 2010

Ed Roschak

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Dear Ed:

This letter will confirm our offer to you as Vice President, Chief Operating Officer for Ellipse Technologies, Inc. The specifics of this offer are as follows:

Salary:	A salary of $185,000 annually

Start Date:	October 18, 2010

Bonus:	Annual bonus based on achievement of Company and personal goals equal to 20% of your salary.

Equity Participation:

Upon approval of the Ellipse Board of Directors, and after 90-days of employment, the Company will grant you the option to purchase 330,000 shares of common stock under the 2005 Stock Option Plan. These shares will have standard four-year vesting.

Initial Responsibilities:	Operations Management including Purchasing, Manufacturing/Product Assembly; Clinical Affairs; Regulatory and Quality Assurance; Business Development; and Market Planning.

Health Insurance:	The employee is eligible for company sponsored medical, dental and life insurance upon the completion of the 90-day introductory period.

Vacation:

Two weeks per full year/240 hours of maximum accrual. Employee may take accrued vacation after six months of continuous employment. After one year of employment, accrued vacation will increase to three weeks per year and will be eligible for additional increases based on length of service.

Working Hours:	The Company’s standard working hours are Monday through Friday, 8:00 am to 5:00 pm.

Term of offer:	This offer is good for five business days after the receipt of this letter.

Ellipse Corporation abides by employment at-will, which permits the Company to change the terms and conditions of employment with or without notice, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work. Neither this offer letter nor any other written or verbal communications are intended to create a contract of employment or a promise of long-term employment. All employment with the Company is at-will. All new employees must complete a 90-day introductory period. The introductory period in no way affects the at-will status of all employees. The

Ed Roschak

October 4, 2010

Immigration Reform and Control Act of 1986 requires all new employees to provide proof of citizenship and/or right to work documentation acceptable to the Immigration and Naturalization Services.

As a condition of employment, you will be required to sign the standard Ellipse Employee Proprietary Information and Inventions Agreement, which will apply during your employment with the Company and thereafter. The Agreement is enclosed for your review. Upon acceptance of this offer of employment, the Agreement must be signed in the presence of, and witnessed by your hiring manager or the Director of Human Resources.

This letter sets forth our complete understanding regarding the maters addressed herein and supersedes all previous agreements or understanding between you and the Company, whether written or oral.

I believe that you will find employment at Ellipse a great opportunity both financially and for career advancement, and I believe you will find the work and the interplay with the team to be exceptionally rewarding. We feel you bring significant experience and knowledge to this position, and look forward to working with you, and building Ellipse into a success.

Please confirm your acceptance of the offer as outlined herein by signing both copies of this letter and returning one to us in the envelope provided. If you have any questions, or if anything in this letter is not consistent with your understanding of our offer, please call immediately. This offer is withdrawn if not accepted by Tuesday, October 12, 2010.

Sincerely,	Agreed,

/s/ Michael R. Henson	/s/ Ed Roschak
Michael R. Henson	Ed Roschak
Chief Executive Officer	Vice President, Chief Operating Officer

enclosures